Exhibit 99.1

Grace News

Media Relations	Investor Relations
Andrea Greenan	Susette Smith
T + 1 410.531.4391	T + 1 410.531.4590
E andrea.greenan@grace.com	E susette.smith@grace.com

GRACE REPORTS FIRST QUARTER RESULTS

Adjusted EPS $0.78; Sales increased 13%

COLUMBIA, Maryland, April 26, 2011 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the first quarter ended March 31, 2011.  The following are performance measures for the first quarter:

•                  Sales increased 13.1% to $695.7 million from $614.9 million in the prior year quarter.  Sales increased 15.9% in the emerging regions.

•                  Adjusted EBIT increased 48.8% to $95.7 million from $64.3 million in the prior year quarter.  Adjusted EPS was $0.78 compared with $0.50 in the prior year quarter.

•                  Grace net income decreased 3.7% to $54.2 million in the first quarter compared with $56.3 million in the prior year quarter.  The prior year quarter included an income tax benefit of $16.5 million.  Income before income taxes increased 97.8% compared with the prior year quarter.  Grace’s diluted EPS was $0.72 compared with $0.76 in the prior year quarter.

•                  Adjusted Operating Cash Flow was $20.9 million in the first quarter compared with $27.2 million in the prior year quarter.

•                  Adjusted EBIT Return on Invested Capital increased to 28.5% on a trailing four quarter basis compared with 24.0% in the prior year quarter.

“We had a good quarter and I am pleased with our results,” said Fred Festa, Grace’s Chairman, President and Chief Executive Officer.  “Our catalyst businesses are performing well and we are successfully managing margins despite significant raw material inflation.  We are executing well against our performance objectives for sales growth, EBITDA margin expansion and return on invested capital.”

First Quarter Results

Sales increased 13.1% overall and 15.9% in the emerging regions compared with the prior year quarter.  The sales increase was due to higher sales volumes (6.5%), improved pricing (6.4%) and favorable currency translation (0.2%).

Gross profit percentage was 36.2% compared with 34.8% in the prior year quarter and 34.9% in the 2010 fourth quarter.  The increase in gross profit percentage was primarily due to better operating leverage, improved pricing, and better product mix in Grace Davison, partially offset by higher raw material costs.  Grace currently expects raw material cost inflation for 2011 to be approximately $60 million, excluding rare earth inflation.  Based on pricing and other actions, Grace expects to maintain its gross profit percentage within its 35-37% target range.

Adjusted EBIT (see note A) was $95.7 million, an increase of 48.8% compared with $64.3 million in the prior year quarter.  Adjusted EBIT margin was 13.8% compared with 10.5% in the prior year quarter.  The increase in Adjusted EBIT was primarily due to the increase in sales volumes and improved gross profit percentage compared with the prior year quarter.

Grace net income for the first quarter was $54.2 million, or $0.72 per diluted share, compared with $56.3 million, or $0.76 per diluted share, in the prior year quarter.  The prior year quarter included an income tax benefit of $16.5 million.  Income before income taxes increased 97.8% compared with the prior year quarter.

Grace Davison

Segment operating income up 34.9%

First quarter sales for the Grace Davison operating segment, which includes specialty catalysts and materials used in a wide range of industrial applications, were $488.1 million, an increase of 16.7% compared with the prior year quarter. The sales increase was due to higher sales volumes (8.8%) and improved pricing (8.4%), partially offset by unfavorable currency translation (0.5%).  Sales in the emerging regions increased 16.1% compared with the prior year quarter.

Sales of this operating segment are reported by product group as follows:

•                  Refining Technologies — sales of catalysts and chemical additives used by petroleum refineries were $216.8 million in the first quarter, an increase of 26.1% from $171.9 million in the prior year quarter.  Sales volumes increased more than 10% compared with the prior year quarter, reflecting stronger customer demand for new and existing FCC catalyst products.  In response to higher rare earth costs, Grace has accelerated its product innovation efforts, and is working closely with customers that want to reduce the rare earth content in their catalysts.  During the first quarter, Grace introduced eight new catalyst products with improved activity, better metals trapping technologies, and reduced rare earth content.

•                  Materials Technologies — sales of engineered materials, coatings and sealants used in industrial and packaging applications were $170.7 million in the first quarter, an increase of 6.0% compared with the prior year quarter.  Sales in this product group were favorably affected by increased customer demand for industrial and consumer goods across all regions.

•                  Specialty Technologies — sales of highly specialized catalysts, materials and equipment used in unique or proprietary applications and markets were $100.6 million in the first quarter, an increase of 17.9% from the prior year quarter.  Sales in this product group were favorably affected by increased customer demand for polyolefin and chemicals catalysts.  Sales increased 57.3% in the emerging regions.

Gross profit percentage was 37.4% compared with 35.0% in the prior year quarter and 35.6% in the 2010 fourth quarter.  The increase in gross profit percentage compared with the prior year quarter was primarily due to improved pricing, better operating leverage, and better product mix, partially offset by higher raw material costs.

Segment operating income for the first quarter was $118.3 million compared with $87.7 million in the prior year quarter, a 34.9% increase primarily due to higher sales volumes and improved gross profit percentage.  Segment operating margin was 24.2% compared with 21.0% in the prior year quarter.

Grace Construction Products

Sales up 5.5%; Emerging region sales up 15.6%

First quarter sales for the Grace Construction Products operating segment, which includes Specialty Construction Chemicals (SCC) products and Specialty Building Materials (SBM) products used in commercial, infrastructure and residential construction, were $207.6 million, up 5.5% from the prior year quarter due to higher sales volumes (1.7%), improved pricing (2.1%), and favorable currency translation (1.7%).  The higher sales volumes were primarily due to increased demand for SCC products across all regions, partially offset by lower SBM sales.  Sales in emerging regions increased 15.6% compared with the prior year quarter.

Sales of this operating segment are reported by geographic region as follows:

•                  Americas - sales to customers in the Americas were $108.8 million in the first quarter, an increase of 4.3% from the prior year quarter.   Sales in North America decreased 1.9% primarily due to lower customer demand for SBM products, partially offset by increased demand for SCC products.  Sales in Latin America grew 41.1% driven by improved pricing, increased customer demand, and favorable currency translation.

•                  Europe — sales to customers in Europe, the Middle East, Africa and India were $58.1 million in the first quarter, a decrease of 2.0% from the prior year quarter, primarily due to weak customer demand for SBM products resulting from delayed project starts in the Middle East.

•                  Asia — sales to customers in Asia (excluding India), Australia and New Zealand were $40.7 million in the first quarter, an increase of 23.0% from the prior year quarter.  Sales increased primarily due to higher sales volumes to new and existing customers throughout the region.

Gross profit percentage was 33.7% in the first quarter compared with 34.7% in the prior year quarter and 33.6% in the 2010 fourth quarter.  The decrease in gross profit percentage compared with the prior year quarter was primarily due to higher raw material costs partially offset by improved pricing.  The increase in gross profit percentage compared with the 2010 fourth quarter was primarily due to improved pricing partially offset by higher raw material costs.

Segment operating income for the first quarter was $16.3 million compared with $15.6 million for the prior year quarter, a 4.5% increase.  The increase was primarily due to higher sales volumes and savings from restructuring actions taken in 2010, partially offset by lower gross profit percentage.  Segment operating margin was 7.9%, equal to the prior year quarter.

Corporate Costs

Corporate costs increased $3.2 million in the first quarter compared with the prior year quarter primarily due to higher performance based incentive compensation and employee benefits costs.

Pension Expense

Defined benefit pension expense for the first quarter was $16.5 million compared with $19.8 million for the prior year quarter, a 16.7% decrease.  The decrease in expense was primarily due to benefits from an accelerated plan contribution of approximately $180 million made in March 2011 and good pension plan asset performance in the U.S. in 2010.  Grace expects the accelerated contribution to lower 2011 defined benefit pension expense by approximately $10 million.

Interest

Interest expense was $10.4 million for the first quarter compared with $9.9 million for the prior year quarter.  The annualized weighted average interest rate on pre-petition obligations for the first quarter was 3.5%.

Income Taxes

Income taxes are recorded at a global effective tax rate of approximately 32% before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments.

Grace has not been required to pay U.S. Federal income taxes in cash in recent years since available tax deductions and credits have fully offset U.S. taxable income.  Income taxes in foreign jurisdictions are generally paid in cash.  Grace expects to generate significant U.S. Federal net operating losses upon emergence from bankruptcy.  Income taxes paid in cash, excluding tax settlements, were $8.9 million for the first quarter, or approximately 11% of income before income taxes.  In addition, Grace paid $15.0 million to settle certain state income tax matters related to the 1990-1999 tax years.

Cash Flow Performance Measure

Adjusted Operating Cash Flow (see note A) was $20.9 million for the first quarter compared with $27.2 million in the prior year period.  The decrease in cash flow was primarily due to increased net working capital to support higher sales volumes, partially offset by the resulting increase in earnings.  Capital expenditures for the first quarter were $23.4 million compared with $17.9 million for the prior year period.  Net working capital days were 61 days for the first quarter, compared with 54 days in the prior year quarter and 53 days in the 2010 fourth quarter.

Chapter 11 Proceedings

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.—Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in order to resolve Grace’s asbestos-related liabilities.

On January 31, 2011, the Bankruptcy Court issued an order confirming Grace’s Joint Plan of Reorganization (the “Plan”).  The confirmation order must next be affirmed by the United States District Court.  The District Court has scheduled a hearing for June 28, 2011 for oral argument on appeals to the confirmation order.  The timing of Grace’s emergence from Chapter 11 will depend on affirmation of the Plan by the District Court and the satisfaction or waiver of the other conditions set forth in the Plan, including the resolution of any further appeals.  Grace is preparing to consummate the Plan as quickly as practicable.  The Plan sets forth how all pre-petition claims and demands against Grace will be resolved.  See Grace’s most recent periodic reports filed with the SEC for a detailed description of the Plan.

Investor Call

Grace will discuss these results during an investor conference call and webcast today starting at 11:00 a.m. ET.  To access the call and webcast, interested participants should go to the Investor Information — Investor Presentations portion of the company’s website, www.grace.com, and click on the webcast link.

Those without access to the Internet can listen to the investor call by dialing +1.866.700.5192 (international callers dial +1.617.213.8833) and entering conference ID #11358087.  Investors are advised to access the call at least ten minutes early in order to register.  An audio replay will be available from 2:00 p.m. ET on April 26 until 11:59 p.m. ET on May 3.  The replay will be accessible by dialing +1.888.286.8010 (international callers dial +1.617.801.6888) and entering conference call ID #59597526.

*  *  *  *  *

Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. Founded in 1854, Grace has operations in over 40 countries. For more information, visit Grace’s web site at www.grace.com.

*   *   *   *   *

This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues” or similar expressions. Forward-looking statements include, without limitation, all statements regarding Grace’s Chapter 11 case; expected financial positions; results of operations; cash flows; financing plans; business strategy; budgets; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: developments affecting Grace’s bankruptcy, proposed plan of reorganization and settlements with certain creditors, the cost and availability of raw materials (including rare earth) and energy, developments affecting Grace’s underfunded and unfunded pension obligations, risks related to foreign operations, especially in emerging regions, the effectiveness of its research and development and growth investments, its legal and environmental proceedings, costs of compliance with environmental regulation and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace’s projections and forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

Consolidated Financial Statements

Chart 1

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended
	March 31,
In millions, except per share amounts	2011	2010

Net sales	$695.7	$614.9
Cost of goods sold	443.9	401.2
Gross profit	251.8	213.7

Selling, general and administrative expenses	129.3	122.5
Restructuring expenses and related asset impairments	0.2	2.2
Research and development expenses	15.6	15.3
Defined benefit pension expense	16.5	19.8
Interest expense and related financing costs	10.4	9.9
Chapter 11 expenses, net of interest income	5.8	6.5
Equity in earnings of unconsolidated affiliates	(3.5)	(5.1)
Other (income) expense, net	(2.0)	2.4
Total costs and expenses	172.3	173.5
Income before income taxes	79.5	40.2
Benefit from (provision for) income taxes	(25.5)	16.5
Net income	54.0	56.7
Less: Net loss (income) attributable to noncontrolling interests	0.2	(0.4)
Net income attributable to W. R. Grace & Co. shareholders	$54.2	$56.3

Basic earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.74	$0.78
Weighted average number of basic shares	73.2	72.4

Diluted earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.72	$0.76
Weighted average number of diluted shares	75.1	74.4

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 2

W. R. Grace & Co. and Subsidiaries

Analysis of  Operations (unaudited)

	Three Months Ended March 31,
(in millions)	2011	2010	$ Change	% Change
Net sales:
Grace Davison	$488.1	$418.2	$69.9	16.7%
Refining Technologies	216.8	171.9	44.9	26.1%
Materials Technologies	170.7	161.0	9.7	6.0%
Specialty Technologies	100.6	85.3	15.3	17.9%

Grace Construction Products	207.6	196.7	10.9	5.5%
Americas	108.8	104.3	4.5	4.3%
Europe	58.1	59.3	(1.2)	(2.0)%
Asia Pacific	40.7	33.1	7.6	23.0%
Total Grace net sales	$695.7	$614.9	$80.8	13.1%
Net sales by region:
North America	$225.2	$202.5	$22.7	11.2%
Europe Middle East Africa	272.2	246.9	25.3	10.2%
Asia Pacific	130.3	102.5	27.8	27.1%
Latin America	68.0	63.0	5.0	7.9%
Total net sales by region	$695.7	$614.9	$80.8	13.1%

Profitability performance measures: (A)(B)(C)
Adjusted EBIT
Grace Davison segment operating income	$118.3	$87.7	$30.6	34.9%
Grace Construction Products segment operating income	16.3	15.6	0.7	4.5%
Corporate support functions (including performance based compensation)	(16.8)	(14.1)	(2.7)	(19.1)%
Other corporate costs (including environmental remediation)	(5.6)	(5.1)	(0.5)	(9.8)%
Defined benefit pension expense (C)	(16.5)	(19.8)	3.3	16.7%
Adjusted EBIT	95.7	64.3	31.4	48.8%
Chapter 11- and asbestos-related costs, net	(5.7)	(12.5)	6.8	54.4%
Restructuring expenses and related asset impairments	(0.2)	(2.2)	2.0	90.9%
Interest expense and related financing costs	(10.4)	(9.9)	(0.5)	(5.1)%
Interest income of non-Debtor subsidiaries	0.3	0.1	0.2	NM
Benefit from (provision for) income taxes	(25.5)	16.5	(42.0)	NM
Net income attributable to W.R. Grace & Co. shareholders	$54.2	$56.3	$(2.1)	(3.7)%

Diluted EPS (GAAP)	$0.72	$0.76	$(0.04)	(5.3)%
Adjusted EPS (non-GAAP)	$0.78	$0.50	$0.28	56.0%

Chapter 11- and asbestos-related costs, net:
Chapter 11 expenses, net of filing entity interest income	$5.8	$6.5	$(0.7)	(10.8)%
Asbestos administration costs	1.1	1.6	(0.5)	(31.3)%
Provision for environmental remediation related to asbestos	0.2	—	0.2	100.0%
D&O insurance cost related to Chapter 11	0.4	0.9	(0.5)	(55.6)%
Chapter 11 financing related (D):
Translation effects- intercompany loans	(19.7)	21.2	(40.9)	(192.9)%
Value of currency forward contracts - intercompany loans	16.5	(19.3)	35.8	185.5%
Certain other currency translations costs, net	1.4	1.6	(0.2)	(12.5)%
Chapter 11- and asbestos-related costs, net:	$5.7	$12.5	$(6.8)	(54.4)%

Profitability performance measures:
Gross profit percentage:
Grace Davison	37.4%	35.0%	NM	2.4	pts
Grace Construction Products	33.7%	34.7%	NM	(1.0	)pts
Total Grace	36.2%	34.8%	NM	1.4	pts

Adjusted EBIT and Adjusted EBITDA: (A)
Adjusted EBIT	$95.7	$64.3	$31.4	48.8%
Depreciation and amortization	29.2	29.5	(0.3)	(1.0)%
Adjusted EBITDA	$124.9	$93.8	$31.1	33.2%

Operating margin as a percentage of sales: (B)(C)
Grace Davison segment operating income	24.2%	21.0%	NM	3.2	pts
Grace Construction Products segment operating income	7.9%	7.9%	NM	—	pts
Adjusted EBIT	13.8%	10.5%	NM	3.3	pts
Adjusted EBITDA	18.0%	15.3%	NM	2.7	pts

Chart 2 (cont.)

W. R. Grace & Co. and Subsidiaries

Analysis of  Operations (unaudited)

	Three Months Ended March 31,
(in millions)	2011	2010	$ Change	% Change
Cash flow performance measure:
Net income attributable to W.R. Grace & Co. shareholders	$54.2	$56.3	$(2.1)	(3.7)%
Chapter 11- and asbestos-related costs, net	5.7	12.5	(6.8)	(54.4)%
Restructuring expenses and related asset impairments	0.2	2.2	(2.0)	(90.9)%
Interest expense and related financing costs	10.4	9.9	0.5	5.1%
Interest income of non-Debtor subsidiaries	(0.3)	(0.1)	(0.2)	NM
(Benefit from) provision for income taxes	25.5	(16.5)	42.0	NM
Adjusted EBIT	95.7	64.3	31.4	48.8%
Depreciation and Amortization	29.2	29.5	(0.3)	(1.0)%
Adjusted EBITDA	124.9	93.8	31.1	33.2%
Defined benefit pension expense	16.5	19.8	(3.3)	(16.7)%
Change in net working capital	(55.5)	3.9	(59.4)	NM
Change in other assets and liabilities	(41.6)	(72.4)	30.8	42.5%
Capital expenditures	(23.4)	(17.9)	(5.5)	(30.7)%
Adjusted Operating Cash Flow (A)	$20.9	$27.2	$(6.3)	(23.2)%

Calculation of Adjusted EBIT return on invested capital (trailing four quarters): (A)
Adjusted EBIT	$357.8	$279.2
Invested Capital:
Trade accounts receivable	446.3	385.5
Inventories	303.6	237.0
Accounts payable	(264.2)	(196.3)
	485.7	426.2
Other current assets	97.1	88.7
Properties and equipment, net	713.0	668.2
Goodwill	129.2	114.4
Investments in unconsolidated affiliates	59.4	50.6
Other assets	91.0	106.6
Other current liabilities	(265.9)	(237.0)
Other liabilities	(54.3)	(55.6)
Total Invested Capital	$1,255.2	$1,162.1

Adjusted EBIT return on invested capital	28.5%	24.0%

Amounts may not add due to rounding.

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 3

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended
	March 31,
In millions	2011	2010
Operating Activities

Net income	$54.0	$56.7
Reconciliation to net cash used for operating activities:
Depreciation and amortization	29.2	29.5
Equity in earnings of unconsolidated affiliates	(3.5)	(5.1)
(Benefit from) provision for income taxes	25.5	(16.5)
Income taxes (paid), net of refunds	(23.9)	(6.9)
Defined benefit pension expense	16.5	19.8
Payments under defined benefit pension arrangements	(207.3)	(13.3)
Changes in assets and liabilities, excluding effect of foreign currency translation:
Trade accounts receivable	(37.8)	(19.6)
Inventories	(38.5)	(20.6)
Accounts payable	45.4	26.1
Other accruals and non-cash items	(40.0)	(55.7)
Net cash used for operating activities	(180.4)	(5.6)
Investing Activities
Capital expenditures	(23.4)	(17.9)
Transfer to restricted cash and cash equivalents	(0.6)	(77.0)
Other investing activities	(0.1)	—
Net cash used for investing activities	(24.1)	(94.9)
Financing Activities
Net repayments under credit arrangements	(3.2)	(7.2)
Proceeds from exercise of stock options	1.9	4.3
Other financing activities	1.6	(0.8)
Net cash provided by (used for) financing activities	0.3	(3.7)
Effect of currency exchange rate changes on cash and cash equivalents	7.9	(5.9)
Decrease in cash and cash equivalents	(196.3)	(110.1)
Cash and cash equivalents, beginning of period	1,015.7	893.0
Cash and cash equivalents, end of period	$819.4	$782.9

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 4

W. R. Grace & Co. and Subsidiaries

Consolidated Balance Sheets (unaudited)

	March 31,	December 31,
In millions	2011	2010

ASSETS
Current Assets
Cash and cash equivalents	$819.4	$1,015.7
Restricted cash and cash equivalents	98.4	97.8
Trade accounts receivable, less allowance of $7.0 (2010- $7.0)	429.5	380.8
Accounts receivable - unconsolidated affiliate	16.8	5.3
Inventories	303.6	259.3
Deferred income taxes	53.7	54.7
Other current assets	97.1	90.6
Total Current Assets	1,818.5	1,904.2

Properties and equipment, net	713.0	702.5
Goodwill	129.2	125.5
Deferred income taxes	839.0	845.0
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	32.8	35.6
Investments in unconsolidated affiliates	59.4	56.4
Other assets	96.0	102.5
Total Assets	$4,187.9	$4,271.7

LIABILITIES AND EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$34.0	$37.0
Debt payable - unconsolidated affiliate	2.4	2.3
Accounts payable	257.5	207.1
Accounts payable - unconsolidated affiliate	6.7	8.5
Other current liabilities	273.8	278.0
Total Current Liabilities	574.4	532.9

Debt payable after one year	2.6	2.9
Debt payable - unconsolidated affiliate	14.3	12.6
Deferred income taxes	35.1	34.6
Underfunded and unfunded defined benefit pension plans	337.6	539.8
Other liabilities	42.4	43.6
Total Liabilities Not Subject to Compromise	1,006.4	1,166.4

Liabilities Subject to Compromise
Debt plus accrued interest	918.8	911.4
Income tax contingencies	93.6	93.8
Asbestos-related contingencies	1,700.0	1,700.0
Environmental contingencies	141.9	144.0
Postretirement benefits	180.2	181.1
Other liabilities and accrued interest	142.8	143.8
Total Liabilities Subject to Compromise	3,177.3	3,174.1
Total Liabilities	4,183.7	4,340.5

Equity (Deficit)
Common stock	0.7	0.7
Paid-in capital	457.0	455.9
Retained earnings	85.9	31.7
Treasury stock, at cost	(43.7)	(45.9)
Accumulated other comprehensive loss	(502.4)	(518.1)
Total W. R. Grace & Co. Shareholders’ Equity (Deficit)	(2.5)	(75.7)
Noncontrolling interests	6.7	6.9
Total Equity (Deficit)	4.2	(68.8)
Total Liabilities and Equity (Deficit)	$4,187.9	$4,271.7

The Notes to the Financial Information are included as part of the Earnings Release.

Chart 5

W. R. Grace & Co. and Subsidiaries

Adjusted Earnings Per Share (unaudited)

	Three Months Ended March 31, 2011
	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share
Diluted Earnings Per Share (GAAP)				$0.72

Restructuring charges and related asset impairments	$0.2	$—	$0.2	—
Chapter 11- and asbestos-related costs, net	5.7	1.4	4.3	0.06

Discrete tax items:
Adjustments to uncertain tax positions		—	—	—

Adjusted EPS (non-GAAP) (A)				$0.78

	Three Months Ended March 31, 2010
	Pre-Tax	Tax at Actual Rate	After-Tax	Per Share
Diluted Earnings Per Share (GAAP)				$0.76

Restructuring charges and related asset impairments	$2.2	$0.7	$1.5	0.02
Chapter 11- and asbestos-related costs, net	12.5	3.6	8.9	0.12

Discrete tax items:
U.S. federal income tax settlement		16.9	(16.9)	(0.23)
Other adjustments to uncertain tax positions		13.0	(13.0)	(0.17)

Adjusted EPS (non-GAAP) (A)				$0.50

The Notes to the Financial Information are included as part of the Earnings Release.

W. R. Grace & Co. and Subsidiaries

Notes to the Financial Information

(A): In the above charts, Grace presents its results of operations by operating segment and for adjusted operations. Adjusted EBIT means net income adjusted for interest income and expense, income taxes, Chapter 11- and asbestos-related costs, net, restructuring expenses and related asset impairments and gains and losses on sales of product lines and other investments.  Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization.  Adjusted Operating Cash Flow means Adjusted EBITDA plus pension expense plus or minus the change in net working capital and specified other assets and liabilities minus capital expenditures.  Adjusted Operating Cash Flow excludes the cash flow effects of income taxes, defined benefit pension arrangements, Chapter 11- and asbestos- related costs, net, and any restructuring or divestment activities.  Grace uses Adjusted EBIT and Adjusted Operating Cash Flow as performance measures in significant business decisions.  Adjusted EPS means Diluted EPS adjusted for restructuring expenses and related  asset impairments, Chapter 11- and asbestos-related costs, net, and certain discrete tax items.  Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities. Adjusted EBIT, Adjusted EPS, Adjusted EBITDA, Adjusted Operating Cash Flow, and Adjusted EBIT Return On Invested Capital do not purport to represent income measures as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance.  These measures are provided to distinguish the operating results of Grace’s current business base from the income and expenses of items related to asbestos and Chapter 11.

(B): Grace’s segment operating income includes only Grace’s share of income from consolidated and unconsolidated joint ventures.

(C): Defined benefit pension expense includes all defined benefit pension expense of Grace. Grace Davison and Grace Construction Products segment operating income and corporate costs do not include amounts for defined benefit pension expense.

(D): Due to its bankruptcy, Grace has had significant intercompany loans between its non-U.S. subsidiaries and its U.S. debtor subsidiaries that are not related to its operating activities.  In addition, Grace has accumulated significant cash during its bankruptcy.  The intercompany loans are expected to be paid when Grace emerges from bankruptcy, and excess cash balances are expected to be used to fund a significant portion of Grace’s emergence from bankruptcy.  Accordingly, income and expense items related to the intercompany loans and the cash balances are categorized as Chapter 11- and asbestos- related costs, net.

NM — Not Meaningful